Exhibit 99.1

                             Financial Update by CFO

                                 March 25, 2004

As is usual for the third month of a quarter, we currently have quite a few systems in various stages of installation and test at customer sites. Depending on the amount of time it takes to complete these efforts, acceptance and revenue could occur either this quarter or next, meaning the immediate visibility is a bit murky. However, the most likely expectations we have at this time are described below. We anticipate revenue for 1Q04 to be up by about 2%-7% sequentially from 4Q03, below what we expected at the time of the 4Q03 earnings release teleconference call, principally reflecting lower systems revenue due to customer fab delays from an inability to install capital equipment from other semiconductor equipment providers and lower Service revenue than anticipated. Gross margin, with the latest projected product mix, still looks to be in the range of 47%-49%. At the time of the 4Q03 earnings release teleconference call, operating expenses for 1Q04 were anticipated to be up about 15%, on an absolute dollar basis, from 4Q03, excluding 4Q03 special charges. Currently, the outlook for operating expenses for 1Q04 has improved to where they now look to be up around 10%-15%, on an absolute dollar basis, in comparison with 4Q03, excluding 4Q03 special charges. We still anticipate incurring a 5% income tax rate in 1Q04. Earnings per share looks to be in the range of $0.04-$0.08. The outlook for cash flow from operations for 1Q04 has improved to where it will likely be neutral to slightly negative, in spite of the still expected growth in accounts receivable.

For the full year of 2004, the comments made in the 4Q03 earnings release teleconference call continue to appear to remain generally valid. Annual revenue growth could achieve greater than 30% compared with 2003. At the time of the 4Q03 earnings release teleconference call, operating expenses for the full year of 2004 were anticipated to be up about 20%, on an absolute dollar basis, from 2003, excluding that year's special charges. Currently, the outlook for operating expenses has improved to where they now look to be up about 10%-15% for the year, on an absolute dollar basis, compared to 2003, excluding that year's special charges. The projected tax rate for the year still looks to be 5%. We continue to anticipate that cash flow should be strongly positive for the year. Our goal for 2004 remains to meet or outperform our financial model of 50% or greater gross margin and operating margin of 15% or greater.


Safe Harbor Statement
---------------------
Certain of the statements contained herein may be considered forward-looking statements under Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties, such as the cyclicality in the nanotechnology and semiconductor industries, delays, deferrals and cancellations of orders by customers, pricing pressures, competition, lengthy sales cycles for the company's systems, ability to volume produce systems and meet customer requirements, the mix of products sold, dependence on new product introductions and commercial success of any new products, integration and development of the laser thermal processing operation, sole or limited sources of supply, international sales, customer concentration, manufacturing inefficiencies and absorption levels, risks associated with introducing new technologies, inventory obsolescence, economic and political conditions in Asia, delays in collecting accounts receivable, extended payment terms, changes in technologies, the outbreak of Severe Acute Respiratory Syndrome (SARS) and any adverse effects of terrorist attacks or military actions in the United States or elsewhere on the economy in general or our business in particular. Such risks and uncertainties are described in the company's SEC reports including the company's Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 11, 2004.



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